Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (No. 333-52765, No. 333-134211, No. 333-162619, No. 333-176401, and No. 333-224441) on Form S-8 of our report dated February 6, 2025, except for the effects of the stock split and retrospective adoption of Accounting Standards Update (ASU) 2023-09 - Income Taxes (Topic 740): Improvements to Income Tax Disclosures described in Note 1, as to which the date is February 5, 2026, with respect to the consolidated financial statements of Fastenal Company.
/s/ KPMG LLP
Minneapolis, Minnesota
February 5, 2026